                                                                   EXHIBIT 10.20

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of March 3, 2000 among the company or companies designated as Seller on the signature page hereto (collectively, "Seller") and the company or companies designated as Buyer on the signature page hereto (collectively, "Buyer").

                                    Recitals

         A. Seller owns and operates the following radio broadcast stations (collectively, the "Stations") pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC"):

                            WUBE-FM, Cincinnati, OH

                            WDOK(FM), Cleveland, OH
                            WQAL(FM), Cleveland, OH
                            WZJM(FM), Cleveland Heights, OH

                            KDJM(FM), Greeley, CO
                            KIMN(FM), Denver, CO
                            KXKL-FM, Denver, CO

                            WMFR(AM), High Point, NC
                            WSJS(AM), Winston-Salem, NC
                            WSML(AM), Graham, NC

                            WJHM(FM), Daytona Beach, FL
                            WOCL(FM), Deland, FL
                            WOMX-FM, Orlando, FL

                            KOOL-FM, Phoenix, AZ
                            KZON(FM), Phoenix, AZ
                            KMLE(FM), Chandler, AZ

                            KPLN(FM), San Diego, CA
                            KYXY(FM), San Diego, CA

         B. Subject to the terms and conditions set forth herein, Buyer desires to acquire the Station Assets (defined below).

         C. Clear Channel Communications, Inc. and AMFM Inc. (parents of Seller) and CCU Merger Sub, Inc. are parties to an Agreement and Plan of Merger dated October 2, 1999 (the "AMFM Agreement").

                                   Agreement

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: PURCHASE OF ASSETS

         1.1. Station Assets. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller the following (the "Station Assets"): all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are either used exclusively in the operation of the Stations or necessary to operate the Stations in all material respects as currently operated, but excluding the Excluded Assets as hereafter defined. Except as provided in
Section 1.2, the Station Assets include the following:

              (a) all licenses, permits and other authorizations which are issued to Seller by the FCC with respect to the Stations (the "FCC Licenses"), including those described on Schedule 1.1(a), including any pending applications for or renewals or modifications thereof between the date hereof and Closing;

              (b) all Seller's equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description which are either used exclusively in the operation of the Stations or necessary to operate the Stations in all material respects as currently operated, including those listed on Schedule 1.1(b), except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with past practices of Seller consistent with Article 9 (the "Tangible Personal Property"), and any assignable vendor warranties with respect thereto;

              (c) the contracts, agreements, and leases which are used in the operation of the Stations and listed or described on Schedule 1.1(c), together with all contracts, agreements, and leases made between the date hereof and Closing in the ordinary course of business that are used in the operation of the Stations consistent with Article 9 (the "Station Contracts");

              (d) all of Seller's rights in and to the Stations' call letters and Seller's rights in and to the trademarks, trade names, service marks, internet domain names, franchises, copyrights, computer software, programs and programming material, jingles, slogans, logos, and other intangible property which are either used exclusively in the operation of the Stations or necessary to operate the Stations in all material respects as currently operated (except that, as to items used by more than one station, the Station Assets include only the right to use such items in the manner used by Seller at the applicable Station on a basis exclusive in the market so long as such items are used, but non-exclusive in that no right is granted to Buyer hereunder with respect to other markets (some of which may overlap), and such right is limited to the extent of Seller's rights), including those listed on Schedule 1.1(d) (the "Intangible Property");

              (e) Seller's rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Stations, including the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below); and

              (f) except as set forth on Schedule 1.2(h), all interests in real property which is used in the operation of the Stations (including any of Seller's appurtenant easements and improvements located thereon), including the real property described on Schedule 1.1(f) (the "Real Property").

              The Station Assets shall be transferred to Buyer free and clear of liens, claims and encumbrances ("Liens") except for (i) Assumed Obligations (defined in Section 2.1), (ii) liens for taxes not yet due and payable and for which Buyer receives a credit pursuant to Section 3.2, (iii) such liens, easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations, and (iv) any items listed on
Schedule 1.1(b) (collectively, "Permitted Liens").

         1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

              (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

              (b) all accounts receivable or notes receivable arising in the operation of the Stations prior to Closing;

              (c) all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business of Seller between the date of this Agreement and Closing consistent with Article 9;

              (d) all Station Contracts that terminate or expire prior to Closing in the ordinary course of business of Seller;

              (e) Seller's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller, duplicate copies of the records of the Stations, and all records not relating to the operation of the Stations (it being understood that the Station Assets include copies of records shared by one or more Stations and one or more other stations in the market and that each party shall use reasonable efforts to maintain the confidentiality of the other's non-public information that is related to the Stations or other stations);

              (f) contracts of insurance, and all insurance proceeds or claims made thereunder;

              (g) except as provided in Section 10.4, all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

              (h) all rights, properties and assets described on Schedule
1.2(h);

              (i) all rights, properties and assets used in the operation of the Stations and also used in the operation of any other radio station or stations, except that any such items that are necessary to operate the Stations in all material respects as currently operated shall not be excluded unless replaced with items sufficient to operate the Stations in all material respects as currently operated (and such obligation shall not be subject to any minimum aggregate Damages limitations set forth in Article 15 hereof); and

              (j) the rights and interests of any counter-party to any Station Contract or licensor of Intangible Property

         1.3. Lease Agreements. At Closing, Buyer and Seller shall enter into the lease agreements described on Schedule 1.2(h) pursuant to leases in the form of Exhibit A attached hereto.

ARTICLE 2:  ASSUMPTION OF OBLIGATIONS

         2.1. Assumed Obligations. Subject to Section 3.2, on the Closing Date, Buyer shall assume the obligations of Seller arising after Closing under the Station Contracts (the "Assumed Obligations"), including without limitation all agreements for the sale of advertising time on the Stations for cash in the ordinary course of business ("Time Sales Agreements") and all agreements for the sale of advertising time on the Stations for non-cash consideration entered into in the ordinary course of business consistent with past practices ("Trade Agreements").

         2.2. Retained Obligations. Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Obligations (the "Retained Obligations").

ARTICLE 3:  PURCHASE PRICE

         3.1. Purchase Price. In consideration for the sale of the Station Assets to Buyer, in addition to the assumption of the Assumed Obligations, Buyer shall at Closing (defined below) deliver to Seller by wire transfer of immediately available funds One Billion Four Hundred Two Million Five Hundred Thousand Dollars ($1,402,500,000), subject to adjustment pursuant to Section 3.2 (the "Purchase Price").

         3.2. Prorations and Adjustments. Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Assets or the Assumed Obligations and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles consistently applied ("GAAP") as of 11:59 p.m. on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, any prepayments on Time Sales Agreements for time to be aired after the Closing, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby which shall be paid as set forth in Section 13.1), business and license fees, music and other license fees (including any retroactive adjustments thereof), any vacation leave accrued for Transferred Employees assumed by Buyer hereunder, utility expenses, amounts due or to become due under Station Contracts, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained. Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.2, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. With respect to Trade Agreements, if there exists on the Closing Date an aggregate negative trade balance in excess of $800,000 in the aggregate for all Stations determined in accordance with GAAP, then such excess will be treated as prepaid time sales and adjusted for as a proration in Buyer's favor, but no adjustment in favor of Seller shall be made for any positive trade balance existing on the Closing Date.

         3.3. Allocation. The Purchase Price shall be allocated among the Station Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro (whose fees shall be paid one-half by Seller and one-half by Buyer). Seller and Buyer agree to use the allocations determined pursuant to this Section 3.3 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

ARTICLE 4:  CLOSING

         4.1. Closing. The consummation of the sale and purchase of the Station Assets (the "Closing") shall occur on a date (the "Closing Date") and at a time and place designated solely by Seller after FCC Consent (defined below) (which date may be before, but shall not be later than, five business days after closing under the AMFM Agreement), subject to satisfaction or waiver of the conditions to Closing contained herein (other than those to be satisfied at Closing). If requested by Seller, prior to Closing the parties shall hold a pre-closing conference at a time and place designated by Seller, at which the parties shall provide (for review only) all documents to be delivered at Closing under this Agreement, each duly executed but undated, and otherwise confirm their ability to timely consummate the Closing.

ARTICLE 5:  GOVERNMENTAL CONSENTS


         Closing is subject to and conditioned upon (i) prior FCC consent (the "FCC Consent") to the assignment of the FCC Licenses to Buyer, (ii) United States Department of Justice ("DOJ") prior approval (the "DOJ Consent") of the transactions contemplated hereby, including without limitation any such approval as may be necessary to enable Seller to consummate the merger under the AMFM Agreement, and (iii) expiration or termination of any applicable waiting period ("HSR Clearance") under the HSR Act (defined below).

         5.1. FCC. On a date designated by Seller not earlier than three business days and not later than thirty calendar days after the date of this Agreement, Buyer and Seller shall file an application with the FCC (the "FCC Application") requesting the FCC Consent. Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their best efforts to obtain the FCC Consent as soon as possible. If the FCC Consent imposes upon Buyer any condition, Buyer shall timely comply therewith, except as set forth in Section 5.3.

         5.2. HSR. If not previously filed, then within five (5) business days after the execution of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the DOJ pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation.

         5.3. General. Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as such the other may reasonably request in connection with their preparation of any governmental filing hereunder. If Buyer becomes aware of any fact relating to it which would prevent or delay the FCC Consent, the DOJ Consent or HSR Clearance, Buyer shall promptly notify Seller thereof and take such steps as necessary to remove such impediment, except as set forth below. During the four month period after the date of this Agreement, the parties shall use their best efforts to obtain the FCC Consent, the DOJ Consent and HSR Clearance. No party shall be required to divest any assets in order to obtain FCC Consent, DOJ Consent or HSR Clearance, unless related to a new acquisition or necessary to cure any inaccuracy in Buyer's representations under the first three sentences of Section 6.4 based upon the Communications Act and rules, regulations and policies of the FCC as in existence on the date of the Agreement.

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to
Seller:

         6.1. Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is or at Closing will be qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         6.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further corporate authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3. No Conflicts Neither the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject; or (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and DOJ Consent, and, if applicable, HSR Clearance.

         6.4. Qualification. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as amended (the "Communications Act") and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. No waiver of any FCC rule or policy is necessary for the FCC Consent to be obtained. As of the date of this Agreement, to Buyer's knowledge, there is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect Buyer's ability to perform its obligations hereunder. Buyer has and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

         6.5. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf.

ARTICLE 7:  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller makes the following representations and warranties to Buyer:

         7.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the "Seller Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         7.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further corporate authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7.3. No Conflicts. Neither the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject or, except as set forth on Schedule 1.1(c) (which identifies Station Contracts that require third party consent to assign), any Station Contract; or (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any other third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and DOJ Consent and, if applicable, HSR Clearance. Except for any Affiliate (defined below) that conveys the appropriate interest to Buyer pursuant to this Agreement upon Closing, no Affiliate of Seller owns or holds any assets which are either used exclusively in the operation of the Stations or necessary to operate Stations in all material respects as currently operated other than Excluded Assets.

         7.4. FCC Licenses. Seller (or one of the companies comprising Seller) is the holder of the FCC Licenses described on Schedule 1.1(a). The FCC Licenses listed in Schedule 1.1(a) comprise all material FCC licenses used in the present operation of the Stations and each is in full force and effect and has not been revoked, suspended, canceled, rescinded or terminated and has not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Seller with respect to the Stations. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC.

         7.5. Taxes. Seller has, in respect of the Stations' business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

         7.6. Personal Property. Schedule 1.1(b) contains a list of all material items of Tangible Personal Property included in the Station Assets. Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. The Station Assets include all items of Seller's equipment and other tangible personal property that are necessary to operate the Stations in all material respects as currently operated (or replacement items as provided by Section 1.2(i)). The items of Tangible Personal Property listed on Schedule 1.1(b) are in all material respects in normal working condition consistent with Seller's past practices, ordinary wear and tear excepted.

         7.7. Real Property. Schedule 1.1(f) contains a description of all Real Property included in the Station Assets. Seller has fee simple title to the owned Real Property ("Owned Real Property") free and clear of Liens other than Permitted Liens. Schedule 1.1(f) includes a description of each lease of Real Property or similar agreement included in the Station Assets (the "Real Property Leases"). The Owned Real Property includes, and the Real Property Leases provide, access to the Stations' facilities. To Seller's knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. Seller has received no notice of termination of any material Real Property Leases.

         7.8. Contracts. Each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller's knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. Seller has made available to Buyer for review all material Station Contracts existing as of the date of this Agreement.

         7.9. Environmental. Except as set forth on Schedule 1.1(f), to Seller's knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth on Schedule 1.1(f), to Seller's knowledge, Seller has complied in all material respects with all environmental, health and safety laws applicable to the Stations.

         7.10. Intangible Property. Schedule 1.1(d) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(d), Seller has received no notice of any claim that its use of the Intangible Property infringes upon any third party rights. Except as set forth on Schedule 1.1(d), Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

         7.11. Compliance with Law. Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the operation of the Stations. There is no action, suit or proceeding pending or threatened against Seller in respect of the Stations that will subject Buyer to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Seller's knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Stations (except those affecting the industry generally).

         7.12. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Seller or any party acting on Seller's behalf.

         7.13. Financial Statements. Seller has delivered to Buyer copies of the unaudited results of operations of the Stations for the twelve months ended December 31, 1999, prepared in accordance with the books and records of the Stations.

ARTICLE 8:  ACCOUNTS RECEIVABLE

         8.1. Accounts Receivable. All accounts receivable arising prior to the Closing Date in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the

Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Accounts Receivable") and Buyer shall not acquire any right or interest therein; provided, however, that prepaid income and expenses of the Stations shall be prorated as of Closing as set forth in Section 3.2 hereof. For a period of six months from Closing (the "Collection Period"), Buyer shall collect the Accounts Receivable in the normal and ordinary course of Buyer's business and shall apply all such amounts collected to the debtor's oldest account receivable first unless the account debtor disputes the oldest receivable in good faith and expressly directs otherwise. Buyer's obligation shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, neither Seller nor its agents shall make any direct solicitation of any such account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Accounts Receivable that are paid directly to Seller shall be retained by Seller. Within ten calendar days after the end of each month, Buyer shall make a payment to Seller equal to the amount of all collections of Accounts Receivable during the preceding month. At the end of the Collection Period, any remaining Accounts Receivable shall be returned to Seller for collection.

ARTICLE 9:  COVENANTS OF SELLER

         9.1. Seller's Covenants. Seller covenants and agrees with respect to the Stations that, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:

              (a) continue to promote and advertise the Stations consistent with past practice, make any capital expenses previously budgeted by Seller for the Stations for such period, and otherwise operate the Stations in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

              (b) not materially adversely modify any of the FCC Licenses or materially change the format of any of the Stations, or, other than in the ordinary course of business in accordance with past practice (and with replacement of any items that should be replaced in accordance with such practices), sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets;

              (c) furnish Buyer with such information relating to the Station Assets as Buyer may reasonably request, at Buyer's expense and provided such request does not interfere unreasonably with the business of the Stations;

              (d) make available to Buyer, and authorize its accountants to cooperate and make available to Buyer, at Buyer's expense and reasonable request such financial information regarding the Stations as is maintained by Seller on a basis not consolidated with other stations, and provide to Buyer copies of any unaudited monthly results of operation of the Stations generated in the ordinary course of business;

              (e) after Seller publicly announces the transaction contemplated hereby and files this Agreement with the FCC, then, when reasonably requested by Buyer, provide Buyer access to the Stations' facilities that are included in the Station Assets during normal business hours, provided, however, that such access shall not interfere with the Stations' business;

              (f) (i) notify Buyer promptly if a Station is off the air for a continuous period of eight (8) hours or more or a Station's normal broadcast transmissions are interrupted or impaired in any material respect for a continuous period of 48 hours or more, (ii) maintain the Stations' inventories of spare parts and expendable supplies at levels in the ordinary course of business consistent with past practice, and (iii) maintain the Tangible Personal Property in the ordinary course of business consistent with past practice, and in the event of any loss or damage thereto, replace the lost or damaged items in the ordinary course of business; and

              (g) comply with reasonable requests of Buyer to request ordinary course renewals or cancellations of any of the Station Contracts, and, unless pursuant to Buyer's request or consent, and except for those terminable on ninety (90) days or less notice without penalty, not enter into any new Station Contracts (other than Time Sales Agreements or Trade Agreements) that involve a post-Closing term of more than one year or a post-Closing expense to Buyer in excess of $100,000 per Station Contract or that is with an Affiliate of Seller (unless the terms are no less favorable to the Stations than could be obtained on an arms-length basis from an unaffiliated third party).

         9.2. Real Property. Buyer may at its expense conduct an environmental review of the Real Property and a title review of the owned Real Property prior to Closing. If it is established prior to Closing that there exists a material adverse violation of, or condition requiring remediation under, applicable environmental law at any of the Stations' owned Real Property (an "Environmental Condition"), then Buyer may elect to designate the affected Real Property as an Excluded Asset (but such exclusion shall not deprive Buyer of any other Station Assets at such site to which it is entitled upon Closing), and upon Closing the parties shall cooperate to facilitate Buyer's transition from such site to a new location at Buyer's expense (except as set forth below) and without delay of Closing. If Buyer makes such election with respect to an Environmental Condition that is not disclosed in any environmental report set forth on Schedule 1.1(f) and that at Closing has a remediation cost exceeding $250,000, then upon Closing Seller shall either (at Seller's option): (i) lease such Real Property to Buyer for a term of thirty years without basic rent but with reimbursement of all costs of ownership of such Real Property other than costs related to the Environmental Condition (and with reciprocal options to convey and acquire such Real Property for no additional consideration if the Environmental Condition is later remediated in all material respects) or (ii) acquire other Real Property, build out such property (in a manner substantially comparable to than the affected property) and move the affected Station facilities to such property or
(iii) remediate the Environmental Condition in all material respects after Closing. If it is established prior to Closing that Seller's title to any owned real property currently used by Seller in the operation of the Stations is subject to a title defect or deficiency that materially adversely affects the operation of a Station located thereon as currently operated, then, except for Permitted Liens,

Seller shall remedy such defect in all material respects, but the Closing shall not be delayed and Seller may remedy any such condition after Closing.

ARTICLE 10:  JOINT COVENANTS

         Buyer and Seller hereby covenant and agree that between the date hereof and Closing:

         10.1. Cooperation. Subject to express limitations contained elsewhere herein, each party (i) shall cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, and (ii) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect.

         10.2. Control of Stations. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.3. Consents to Assignment. Seller shall request, and the parties shall use commercially reasonable efforts to obtain, (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party unless specifically required by such Station Contract, in which case such payment shall be paid equally by Seller and Buyer), and (ii) the execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment. To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment by Seller and assumption by Buyer of Seller's rights and obligations under the applicable Station Contract, with Seller making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Seller's behalf.

         10.4. Employee Matters.

              (a) After Seller publicly announces this transaction and files this Agreement with the FCC, Buyer may interview (and offer employment upon Closing) to the Stations' exclusive employees and the shared employees of the Stations allocated to it under Section 10.4(c); provided that (i) such activity shall not interfere with the business of the Stations and (ii) Buyer is obligated to hire only those employees that are under employment contracts (and assume Seller's obligations and liabilities under such employment contracts) which are included in the Station Contracts. With respect to employees potentially to be hired by Buyer, to the extent permitted by law Seller shall provide access to its personnel records and such other information as may be reasonably requested prior to Closing. With respect to employees hired by Buyer ("Transferred Employees"), Seller shall be responsible for the payment of all compensation and accrued employee benefits payable by it until Closing and thereafter Buyer shall be responsible for all such obligations payable by it. Buyer shall cause all Transferred Employees to be eligible to participate in its "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and its "defined contribution plans" (as defined in Section 414(i) of the Code) to the extent Buyer's similarly-situated employees are generally eligible to participate; provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after Closing (and shall not be excluded from coverage under any employee welfare benefit plan that is a group health plan on account of any pre-existing condition, as long as such condition was covered under Buyer's group health plan) to the extent provided under such employee welfare benefit plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such employee welfare benefit plans for which Transferred Employees may be eligible after Closing, Buyer shall ensure, to the extent permitted by applicable law (including, without limitation, ERISA and the Code), that service with Seller shall be deemed to have been service with Buyer. No such service credit must be granted with respect to participation or eligibility in any employee defined contribution plan. In addition, Buyer shall ensure, to the extent permitted by applicable law (including, without limitation, ERISA and the Code), that Transferred Employees receive credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by Transferred Employees and their spouses and dependents for the current plan year under a plan maintained by Seller. Notwithstanding any other provision contained herein, Buyer shall grant credit for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of Seller. Notwithstanding any other provision contained herein, Buyer shall assume and discharge Seller's liabilities for the payment of all unused vacation leave accrued by Transferred Employees on the basis of their service as employees of Seller. As provided in
Section 3.2, Buyer shall be entitled to a proration in its favor for any accrued vacation leave (but not accrued sick leave) assumed hereunder.

              (b) At such time as the Seller can represent to the Buyer as to the tax-qualified status of the 401(k) savings plan(s) in which Transferred Employees retain account balances with the Seller or its subsidiaries (the "Saving Plan(s)") and furnish to Buyer a favorable Internal Revenue Service determination letter as to the tax-qualified status of such Savings Plan(s) under Section 401(a) of the Code (or an opinion of counsel that the form of the Savings Plan(s) is so qualified), Buyer and Seller may, at Buyer's sole discretion after review of Seller's Plan(s), enter into a 401(k) plan asset transfer agreement pursuant to which Buyer shall establish a defined contribution plan (or cover Transferred Employees under an existing defined contribution plan sponsored by Buyer) for the benefit of Transferred Employees who were participants in the Savings Plan(s).

              (c) Seller shall promptly provide Buyer a list of the Stations' exclusive employees (those who perform services solely for the Stations) and shared employees (those who perform services for the Stations and other radio stations). The parties will cooperate to equitably allocate the Stations' shared employees (in each market in a manner consistent with the relative size of operations of the Stations in such market compared to Seller's affected stations (being those for which any shared employee provided services on the date of this Agreement) based upon relative operating income). Those exclusive and shared Station employees so allocated to Buyer to whom Buyer before Closing offers post-Closing employment (and does not rescind such offer) are referred to herein as "Designated Employees." During the period from the date of this Agreement until the date three months after Closing, Buyer shall not solicit or hire Seller's radio station employees in the markets in which the Stations are loc (other than solicitation and hiring (for post-Closing employment) of Designated Employees) and Seller shall not solicit or hire Buyer's radio station employees in the markets in which the Stations are located or Designated Employees (other than to retain Designated Employees until Closing but not transfer them from out of the market), in either case for employment at a radio station in the markets in which the Stations are located. During the three month period thereafter, Seller shall not solicit or hire Buyer's Designated Employees. The parties' nonsolicitation and no-hire obligations hereunder shall not apply to new hires or any employees terminated without cause.

         10.5. 1031 Exchange. At or prior to Closing, Seller may assign its rights under this Agreement (in whole or in part) to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement ("Qualified Intermediary"). Upon any such assignment, Seller shall promptly give written notice thereof to Buyer, and Buyer shall cooperate with the reasonable requests of Seller and any Qualified Intermediary in connection therewith. Without limiting the generality of the foregoing, if Seller gives notice of such assignment, Buyer shall (i) promptly provide Seller with written acknowledgment of such notice and (ii) at Closing, pay the Purchase Price (or any portion thereof designated by the Qualified Intermediary) to or on behalf of the Qualified Intermediary (which payment shall, to the extent thereof, satisfy the obligations of Buyer to make such payment hereunder). Seller's assignment to a Qualified Intermediary will not relieve Seller of any of its duties or obligations herein. Except for the obligations of Buyer set forth in this Section, Buyer shall not have any liability or obligation to Seller for the failure of the contemplated exchange to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code.

         10.6. Trust. Notwithstanding anything in this Agreement to the contrary, Seller may at it option assign this Agreement (in whole or part) and assign and transfer the Station Assets (in whole or in part) to a trustee to hold and operate pursuant to a trust agreement, provided such trustee assumes Seller's duties and obligations hereunder with respect to the Station Assets held in such trust.

ARTICLE 11:  CONDITIONS OF CLOSING BY BUYER

The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         11.1. Representations, Warranties and Covenants. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Seller at or prior to

Closing shall have been complied with or performed in all material respects. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section have been satisfied.

         11.2. Governmental Consents. The FCC Consent and DOJ Consent, and, if applicable, HSR Clearance, shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

ARTICLE 12:  CONDITIONS OF CLOSING BY SELLER

The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         12.1. Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects. Seller shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section have been satisfied.

         12.2. Governmental Consents. The FCC Consent and DOJ Consent, and, if applicable, HSR Clearance, shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         12.3. AMFM Closing. The closing under the AMFM Agreement shall have been consummated.

ARTICLE 13: EXPENSES

         13.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transfer of the Station Assets shall be paid equally by Seller and Buyer, (ii) all FCC filing fees shall be paid equally by Buyer and Seller, and (iii) all HSR Act filing fees and expenses shall be paid equally by Seller and Buyer.

ARTICLE 14:  DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1. Seller's Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

              (i) certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

              (ii) the certificate described in Section 11.1; and

              (iii) such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Station Assets to Buyer, free and clear of Liens, except for Permitted Liens.

         14.2. Buyer's Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

              (i) the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

              (ii) the certificate described in Section 12.1; and

              (iii) such documents and instruments of assumption as may be necessary to assume the Assumed Obligations; and

              (iv) the Purchase Price in accordance with Section 3.1 hereof.

ARTICLE 15:  SURVIVAL; INDEMNIFICATION.

         15.1. Survival. The covenants, agreements, representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except those under (i) this Article 15 that relate to Damages (defined below) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved and (ii) Sections 2.1 (Assumed Obligations), 3.2 (Adjustments), 3.3 (Allocation), 8.1 (Accounts Receivable), 13.1 (Expenses) and 17.1 (Casualty
Loss), and indemnification obligations with respect to such provisions, which shall survive until performed.

         15.2. Indemnification.

(a) From and after the Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, actions, suits, claims, demands, judgments, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or resulting from: (i) any breach or default by Seller under this Agreement or any Seller Ancillary Agreements; (ii) the Retained Obligations; or (iii) the business or operation of the Stations before Closing; provided, however, that
(i) Seller shall have no liability to Buyer hereunder until Buyer's aggregate Damages exceed $500,000 and, once exceeded, Seller's liability shall be for all such Damages

(except as provided in the following clause), and (ii) the maximum liability of Seller hereunder shall be an amount equal to 20% of the Purchase Price.

              (b) From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from: (i) any breach or default by Buyer under this Agreement or any Buyer Ancillary Agreements; (ii) the Assumed Obligations; or
(iii) the business or operation of the Stations after Closing.

         15.3. Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

              (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

              (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

              (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

              (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

ARTICLE 16:  TERMINATION

         16.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

              (a) by mutual written consent of Buyer and Seller;

              (b) by written notice of Buyer to Seller if Seller (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

              (c) by written notice of Seller to Buyer if Buyer (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

              (d) by written notice of Buyer to Seller, or by Seller to Buyer, if the FCC denies the FCC Application;

              (e) by written notice of Seller to Buyer if the Closing shall not have been consummated on or before the date four months after the date of this Agreement and Seller determines in good faith that FCC Consent or HSR Clearance will not be obtained on or before March 31, 2001;

              (f) by written notice of Buyer to Seller if the Closing shall not have been consummated on or before the date nine months after the date of this Agreement and Buyer determines in good faith that FCC Consent or HSR Clearance will not be obtained on or before March 31, 2001;

              (g) by written notice of Seller to Buyer or Buyer to Seller if the Closing is not consummated on or before March 31, 2001; or

              (h) by written notice of Seller to Buyer if the AMFM Agreement is terminated or expires.

         The term "Cure Period" as used herein means a period commencing the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or
(ii) the Closing Date; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Section 13.1 shall survive any termination of this Agreement.

         16.2. Remedies. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("Breaching Party"), monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement (without being required to prove actual damages, post bond or furnish other security) in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it; provided however, that Seller may elect to recover liquidated damages in lieu of obtaining specific performance. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

         16.3. Liquidated Damages. If Seller terminates this Agreement pursuant to Section 16.1(c)(i) due to Buyer's failure to consummate the Closing on the Closing Date or if this Agreement is otherwise terminated by Seller pursuant to
Section 16.1(c), then Buyer shall pay Seller as liquidated damages an amount equal to 20% of the Purchase Price. If elected by and paid to Seller, such liquidated damage payment shall be Seller's sole remedy hereunder. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty.

ARTICLE 17: MISCELLANEOUS PROVISIONS

         17.1. Casualty Loss. In the event any loss or damage of the Station Assets exists on the Closing Date, Buyer and Seller shall consummate the Closing and after Closing the parties shall cooperate to repair or replace (as appropriate under the circumstances) the lost or damaged items at Seller's reasonable expense.

         17.2. Further Assurances. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good title to the Station Assets, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

         17.3. Assignment. Except as set forth in Sections 10.5 (1031 Exchange) and 10.6 (Trust), neither party may assign this Agreement without the prior written consent of the other party hereto, provided that Buyer may assign its right to acquire one or more Stations to one or more Affiliates of Buyer if such assignment does not delay the governmental consents contemplated by Article 5 (or otherwise delay Closing), the representations made by it under this Agreement are true with respect to the assignee(s), the assigning party gives Seller prior written notice thereof, and the assignee(s) deliver to Seller a written assumption hereof. No such assignment shall relieve Buyer of any obligation or liability under this Agreement. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

         17.4. Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.5. Headings; Affiliates. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement. As used herein, the term "Affiliate" means an entity controlling, controlled by or under common control with any other entity.

         17.6. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof. Each party irrevocably waives all right to trial by jury in any legal proceeding arising out of this Agreement.

         17.7. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as follows (or to such other address as any party may request by written notice):


if to Seller:                           c/o Clear Channel Broadcasting, Inc.
                                        200 Concord Plaza, Suite 600
                                        San Antonio, Texas 78216
                                        Attention:  President
                                        Facsimile:  (210) 822-2299

with a copy (which shall not
constitute notice) to:                  Wiley, Rein & Fielding
                                        1776 K Street, N.W.
                                        Washington, D.C.  20006
                                        Attention:  Richard J. Bodorff, Esq.
                                        Facsimile:  (202) 719-7049

if to Buyer:                            Infinity Broadcasting Corporation
                                        40 West 57th Street
                                        14th Floor
                                        New York, NY 10019
                                        Attention:  Mr. Farid Suleman
                                        Fax: (212) 314-9336

with a copy (which shall not
constitute notice) to:                  Leventhal, Senter & Lerman, P.L.L.C.
                                        2000 K Street, N.W., Suite 600
                                        Washington, D.C. 20006
                                        Attn: Steven A. Lerman, Esq.
                                        Fax: (202) 293-7783

                                        Stephen A. Hildebrandt, Esq.
                                        Infinity Broadcasting Corporation
                                        10220 River Road, Suite 305
                                        Potomac, MD 20854
                                        Fax: 301-983-6439

         17.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.9. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Without limiting the foregoing, no third party rights are created by the provisions of Section 10.4 or Article 15.

         17.10. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.11. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement does not supersede any confidentiality agreement relating to the Stations other than any non-solicitation provision contained therein.


                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


BUYER:                                       CBS RADIO, INC.

                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

SELLER:


CLEAR CHANNEL BROADCASTING, INC.             AMFM SAN DIEGO, INC.
CLEAR CHANNEL BROADCASTING
    LICENSES, INC.                           By:
                                                --------------------------------
By:                                             Name:
   --------------------------------             Title:
   Name:
   Title:

CAPSTAR TX LIMITED PARTNERSHIP               AMFM HOUSTON, INC.


By:                                          By:
   --------------------------------             --------------------------------
   Name:                                        Name:
   Title:                                       Title:


AMFM OHIO, INC.                              AMFM RADIO LICENSES, LLC

By:                                          By:
   --------------------------------             --------------------------------
   Name:                                        Name:
   Title:                                       Title:


CLEVELAND RADIO LICENSES LLC                 ZEBRA BROADCASTING CORPORATION

By:                                          By:
   --------------------------------             --------------------------------
   Name:                                        Name:
   Title:                                       Title:

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                  (CONTINUED)


SELLER:                                      CAPSTAR RADIO OPERATING COMPANY


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

Schedules

1.1(a)   -        FCC Licenses

1.1(b)   -        Tangible Personal Property

1.1(c)   -        Station Contracts

1.1(d)   -        Intangible Property

1.1(f)   -        Real Property

1.2(h)   -        Excluded Assets

Exhibit

A        -        Form of Lease